Exhibit 99

Release:             On receipt, Oct. 25, 2017
Media contact:         Erica Jensen, 515.362.0049, jensen.erica@principal.com
Investor contact:    John Egan, 515.235.9500, egan.john@principal.com

Principal Names Diane Nordin to Board of Directors

(Des Moines, Iowa) - Principal Financial Group® (NYSE: PFG) announced that Diane C. Nordin, former partner at Wellington Management Company, LLP, has been elected to the Principal Board of Directors, effective today.

“Diane’s global asset management experience will make her a very valuable addition to our board of directors,” said Dan Houston, chairman, president and chief executive officer of Principal®. “Her strategic thinking, deep client relationship experience and strong acumen in the investment world is what we need as we continue to evolve in markets around the globe.”

Nordin, 58, spent over three decades in the investment management business. She joined Wellington Management Company, a private asset management company, in 1991 and was a partner from 1995 to 2011. Throughout her tenure at Wellington, Nordin’s responsibilities spanned product management, client relationship management, and ultimately the oversight of Wellington’s Fixed Income group for which she was responsible for over roughly 20 business teams and 130 investors globally. During her time at Wellington, Nordin served as vice chair of its compensation committee and audit chair of the Wellington Management Trust Company. Nordin also served as an Advanced Leadership Initiative Fellow at Harvard University from December 2011-2012.

Prior to Wellington, Nordin was employed by Fidelity Investments and Putnam Investments. Following her retirement in 2011, she focused on philanthropic endeavors and currently serves on the board of directors of the Federal National Mortgage Association (commonly referred to as Fannie Mae) and Antares Capital, L.P. Nordin has other board affiliations including the CFA Institute, Wheaton College, and Appalachian Mountain Club. Nordin graduated from Wheaton College in 1980 and earned her Chartered Financial Analyst designation in 1991.

About Principal®
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